DREYFUS FOUNDERS GROWTH FUND

                                                                    May 29, 2007

                      YOUR IMMEDIATE ATTENTION IS REQUESTED

Dear Shareholder:

We are writing again to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Founders Growth Fund (the "Fund") and to notify you that the Special Meeting has been adjourned to June 20, 2007. Our records indicate that we still have not received your vote on an important proposal affecting your investment in the Fund. For the reasons set forth in the proxy materials previously delivered to you, THE BOARD OF DIRECTORS OF DREYFUS FOUNDERS FUNDS, INC. RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVES THE PROPOSAL IS IN THE BEST INTEREST OF THE FUND'S SHAREHOLDERS. As outlined in the proxy materials, the proposed merger should help reduce overall fund expenses for shareholders. As of May 23, 2007, approximately 90% of the Fund's outstanding shares that have been voted were voted in favor of the proposal, yet not enough votes have been cast to meet the necessary requirements.

YOUR VOTE IS IMPORTANT! With the adjournment of the meeting, you still have time to cast your vote. Please take a moment now to vote your shares. For your convenience, we are enclosing another proxy card along with a pre-paid postage envelope.

Choose ONE of the following methods to vote your shares:

--------------------------------------------------------------------------------

  TO SPEAK TO A PROXY VOTING SPECIALIST: Dial toll-free 1-888-684-2437 and a representative from Broadridge will assist you with voting your shares and answer any of your proxy-related questions. Representatives are available Monday - Friday 9:00 a.m. - 9:00 p.m. (Eastern Time) and Saturday, 10:00 a.m. to 6:00 p.m. (Eastern Time).

  VOTE BY TOUCH-TONE TELEPHONE: Dial the toll-free touch-tone voting number listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. THIS CALL IS TOLL-FREE. If you have received more than one proxy card with this reminder, you can vote each card during the call. Each card with a different control number should be voted.

  VOTE VIA THE INTERNET: Go to the website listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. If you have received more than one proxy card with this reminder, you can vote each card on the website. Each card with a different control number should be voted.

  VOTE BY MAIL: Sign and date the enclosed proxy card and mail it back using the enclosed pre-paid postage envelope. If you have received more than one proxy card with this reminder, each card should be signed, dated and enclosed.

--------------------------------------------------------------------------------

            YOUR VOTE IS IMPORTANT SO PLEASE VOTE YOUR SHARES TODAY!